CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Eventbrite, Inc. of our report dated February 18, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Eventbrite, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
February 18, 2022